Exhibit 3(i)

                                    AMENDMENT TO

                             ARTICLES OF INCORPORATION

                                         OF

                              NBC CAPITAL CORPORATION


The following amendment to the Articles of Incorporation of NBC Capital

Corporation, which was unanimously approved by the Board of Directors, was adopted by the shareholders pursuant to the provisions of the Mississippi

Business Corporation Act:

       The Number of authorized shares of the corporation is increased from

10,000,000 to 50,000,000 shares.

       The amendment was adopted by the shareholders in the manner prescribed by law on May 20, 2003.



     DATED this 17th day of July, 2003.


                                         NBC CAPITAL CORPORATION


                                         BY: /s/Hunter M. Gholson
                                         ________________________________
                                         Hunter M. Gholson, Its Secretary